INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Fidelity Bancorp, Inc.
Chicago, Illinois:



We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. (the Company) and subsidiary as of September 30, 1999, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiary as of September 30, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.




KPMG LLP


Chicago, Illinois
October 22, 1999